Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mike Van Handel Chief Financial Officer 414.906.6305

Manpower Inc. Announces Offering of Seven-Year €200 Million Notes

MILWAUKEE, WI, USA, June 1, 2006 – Manpower Inc. (NYSE: MAN) today announced that it has successfully priced its offering of €200 million senior notes. The notes, which will be due June 14, 2013, carry a 4.75% annual coupon, and were priced at 99.349 to yield 4.862%. The offering is expected to settle on June 14, 2006.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offering would be unlawful. Any offers of securities will be made only by means of a private offering circular. The notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Additional financial information about Manpower Inc., including stock history, dividend history and annual shareholder reports, can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, creating and delivering services that enable its clients to win in the changing world of work.  The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities.  Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at http://www.manpower.com.